Exhibit 99.1

Fairchild Semiconductor Reports Results for the Fourth Quarter and Full Year of 2004

•	Power Business Grows 24% in 2004

•	Record Year-End Cash and Marketable Securities Balance of $692.4 million

•	Significant Interest Expense Reduction Expected from Debt Pay Down and Refinancing

Fairchild Semiconductor (NYSE: FCS), the leading global supplier of power semiconductors, today announced results for the fourth quarter and full year ended December 26, 2004. Fairchild reported fourth quarter sales of $379.4 million, a 3% increase from the fourth quarter of 2003 and 7% lower than the prior quarter.

Fairchild reported fourth quarter net income of $15.8 million or $0.13 per diluted share compared to net income of $5.3 million or $0.04 per diluted share in the fourth quarter of 2003 and net income of $13.4 million or $0.11 per diluted share in the prior quarter. Gross margin was 25.6%, 150 basis points higher than the fourth quarter of 2003 and 470 basis points lower sequentially. Fourth quarter net income also benefited from a decrease in the company’s effective tax rate which resulted from a shift in the company’s regional income profile.

Fairchild reported fourth quarter pro forma net income of $24.8 million or $0.21 per diluted share, 42% higher than the pro forma net income of $17.5 million or $0.14 per diluted share in the fourth quarter of 2003 and 23% lower than the $32.0 million or $0.26 per diluted share in the prior quarter. Pro forma net income excludes amortization of acquisition-related intangibles, restructuring and impairments, and other items.

Full year revenues for 2004 were $1603.1 million, an increase of 15% compared to $1395.8 million in 2003. Fairchild reported net income of $59.2 million or $0.48 per diluted share in 2004, compared to a net loss of $81.5 million or $0.69 per share in 2003. On a pro forma basis, the company reported 2004 net income of $109.9 million or $0.89 per diluted share, compared to $31.3 million or $0.26 per diluted share in 2003.

“We grew our power business 24% year over year in 2004, which reflects steady market share gains, especially for power analog,” said Kirk Pond, Fairchild’s chairman, president and CEO. “During this same time our non-power sales were down 6%, reflecting our continued focus on increasing power product sales. This was particularly evident during the fourth quarter with power sales down only 6% while non-power revenues fell 11% sequentially. Gross margins for power products were about 10 percentage points higher than non-power in the fourth quarter, which helped to offset the pricing pressure we saw in non-power standard products. We continued to be very successful in the power semiconductor market by increasing our mix of higher value products throughout the year, especially in the power analog product line where fourth quarter gross margins were down less than 1% sequentially. We made excellent progress building the Fairchild Power Franchise during 2004 and expect to continue this success as we release more high value new power products throughout 2005.”

End Markets

“Order rates improved steadily during the fourth quarter and we have turned the corner to start building backlog again,” explained Pond. ”This improvement in demand has continued during the first weeks of January, an encouraging sign in what is typically a seasonally slow month for orders. I would expect bookings to improve and backlog to continue building as we progress through this quarter and position ourselves for what is typically a stronger second quarter.

“Fourth quarter bookings were strongest in the computing, consumer, and power supply and battery charger end markets,” said Pond. “In other end markets, booking rates were typically stronger than the prior quarter but well below the abnormally high levels of the first half of 2004.”

Design Wins and New Products

“I’m impressed with the progress Fairchild has made shifting its focus from standard products to higher value power management solutions,” stated Mark Thompson, Fairchild’s new executive vice president of the Manufacturing and Technology Group. “Profitably growing a technology business requires a commitment to developing high value new products by working closely with your key customers. A great example of this is our multi-channel motor controllers for DVD-RW and digital camera end markets. Our latest solutions, with as many as seven separate channels, provide customers with greater flexibility to control more motors in each application. We’re designed into a number of leading consumer electronics manufacturers’ applications and expect to grow the sales of these products at well above the market growth rate. The Smart Power Module (SPM) family, which provides customers with a complete power management solution in a proprietary highly integrated, single package solution, is the best example of how we can leverage our strengths in both analog control and discrete power switch technologies to provide a higher level of integration and performance to our customers. Sales of SPM products tripled in 2004, and with our continuing new design wins in the white goods, fan motor and industrial end markets, we expect to triple sales of these products again in 2005.

“These new product successes are driving higher sales at better margins,” stated Thompson. “I look forward to our next phase of growth as we intensify our focus on developing higher value new products in closer cooperation with our customers to create even more success stories like these.”

Fourth Quarter and Full Year Financials

“We managed our business effectively in the fourth quarter and delivered solid financial performance despite the continuing inventory correction,” said Matt Towse, Fairchild’s senior vice president and chief financial officer. “Gross margins fell sequentially due to greater pricing pressure on non-power products and low power switches, coupled with lower factory utilization. Pricing for our proprietary high power switches and power analog products generally remained more stable.

“During the fourth quarter we increased our cash and marketable investments to a record $692.4 million and generated $85.5 million in operating cash flow while investing $45.7 million in capital expenditures to support our high growth power products and to continue lowering our subcontracting costs,” stated Towse.

“We grew gross margins 590 basis points for the full year of 2004 compared to 2003 due primarily to our steady progress in increasing our mix of power products,” said Towse. “We generated $244.7 million in cash from operations in 2004, once again demonstrating our ability to generate cash in all phases of the business cycle. In 2004, Fairchild made significant strides towards our goal of increasing our percentage of power product sales to drive higher and more stable margins and we expect to continue this strategy in 2005.

First Quarter Guidance

“In the first quarter, we expect revenues to be down 2 to 6% and gross margins to be about 200 basis points lower sequentially, due mainly to seasonally lower demand, pricing pressure, and lower utilization rates due to our plans to reduce inventory in the distribution channel,” said Towse. “We expect lower interest expenses to help offset the impact of lower margins as we have given notice to call all of the company’s $350 million in 10 1/2% Senior Subordinated Notes using a combination of cash and additional term debt. This refinancing will reduce the company’s debt by approximately

$200 million, and based on current LIBOR rates, is expected to reduce the company’s annual interest expense by approximately $33 million. Net interest expense savings should equate to an annual earnings per share of approximately $0.13 to $0.15. Our actual interest savings will of course depend on the prevailing interest rates. We’ll incur a one-time charge of approximately $24.0 million in the first quarter for the call premium and the write-off of deferred financing fees associated with our redeemed 10 1/2% notes. I’m confident that the positive changes we’re making to both our balance sheet and our product mix should drive stronger profit performance for the company through all phases of the business cycle.”

This press release is accompanied by pro forma statements of operations (which exclude expenses for amortization of intangibles, restructuring, impairments and other items), statements of operations prepared in accordance with generally accepted accounting principles (GAAP) (which include these expenses and other items), and a reconciliation from pro forma to GAAP results. Pro forma results are not meant as a substitute for GAAP, but are included solely for informational and comparative purposes. Fairchild presents the pro forma consolidated statement of operations because its management uses it as an additional measure of the company’s operating performance, and management believes pro forma financial information is useful to investors because it illuminates underlying operational trends by excluding significant non-recurring or otherwise unusual transactions. Fairchild’s criteria for determining pro forma results may differ from methods used by other companies, and should not be regarded as a replacement for corresponding GAAP measures.

Special Note on Forward Looking Statements:
Some of the paragraphs above contain forward-looking statements that are based on management’s assumptions and expectations and that involve risk and uncertainty. Other forward-looking statements may also be found in this news release. Forward-looking statements usually, but do not always, contain forward-looking terminology such as “we believe,” “we expect,” or “we anticipate,” or refer to management’s expectations about Fairchild’s future performance. Many factors could cause actual results to differ materially from those expressed in forward-looking statements. Among these factors are the following: changes in overall global or regional economic conditions; changes in demand for our products; changes in inventories at our customers and distributors; technological and product development risks, including the risks of failing to maintain the right to use some technologies or failing to adequately protect our own intellectual property against misappropriation or infringement; availability of manufacturing capacity; the risk of production delays; availability of raw materials; competitors’ actions; loss of key customers, including but not limited to distributors; the inability to attract and retain key management and other employees, order cancellations or reduced bookings; changes in manufacturing yields or output; risks related to warranty and product liability claims; risks inherent in doing business internationally; regulatory risks and significant litigation. These and other risk factors are discussed in the company’s quarterly and annual reports filed with the Securities and Exchange Commission (SEC) and available at the Investor Relations section of Fairchild Semiconductor’s web site at investor.fairchildsemi.com or the SEC’s web site at www.sec.gov.

Fairchild Semiconductor International, Inc.
Consolidated Statements of Operations
(In millions, except per share amounts)
(Unaudited)

	Three Months Ended			Twelve Months Ended
	December 26,	September 26,	December 28,	December 26,	December 28,
	2004	2004	2003	2004	2003
Total revenue	$379.4	$409.7	$369.2	$1,603.1	$1,395.8
Cost of sales	282.1	285.4	280.4	1,154.8	1,088.0

Gross profit	97.3	124.3	88.8	448.3	307.8

Operating expenses:
Research and development	19.7	20.6	19.0	82.0	74.8
Selling, general and administrative	44.1	46.1	37.7	176.0	149.9
Amortization of acquisition-related intangibles	6.1	6.1	8.0	26.0	33.3
Restructuring and impairments	2.2	8.2	3.9	18.6	66.6
Purchased in-process research and development	—	—	2.1	—	2.1
Reserve for potential settlement losses	—	—	—	11.0	—

Total operating expenses	72.1	81.0	70.7	313.6	326.7

Operating income (loss)	25.2	43.3	18.1	134.7	(18.9)
Interest expense, net	12.7	13.5	14.0	53.5	66.2
Other expense	—	8.4	—	8.4	23.4

Income (loss) before income taxes	12.5	21.4	4.1	72.8	(108.5)

Provision (benefit) for income taxes	(3.3)	8.0	(1.2)	13.6	(27.0)

Net income (loss)	$15.8	$13.4	$5.3	$59.2	$(81.5)

Net income (loss) per common share:
Basic	$0.13	$0.11	$0.04	$0.50	$(0.69)

Diluted	$0.13	$0.11	$0.04	$0.48	$(0.69)

Weighted average common shares:
Basic	119.6	119.5	117.9	119.5	117.5

Diluted	122.2	121.7	123.5	123.5	117.5

Fairchild Semiconductor International, Inc.
Reconciliation of Net Income (Loss) To Pro Forma Net Income
(In millions)
(Unaudited)

	Three Months Ended			Twelve Months Ended
	December 26,	September 26,	December 28,	December 26,	December 28,
	2004	2004	2003	2004	2003
Net income (loss)	$15.8	$13.4	$5.3	$59.2	$(81.5)
Adjustments to reconcile net income (loss) to pro forma net income:
Restructuring and impairments	2.2	8.2	3.9	18.6	66.6
Distributor sales reserves associated with restructuring	—	(0.2)	—	(2.1)	5.5
Inventory charge associated with restructuring	—	(0.6)	—	0.3	4.0
Costs associated with the redemption of 10 3/8 % Notes	—	—	—	—	23.4
Purchased in-process research and development	—	—	2.1	—	2.1
Reserve for potential settlement losses	—	—	—	11.0	—
Write off of equity investments	—	8.4	—	8.4	—
Amortization of acquisition-related intangibles	6.1	6.1	8.0	26.0	33.3
Associated tax effects	0.7	(3.3)	(1.8)	(11.5)	(22.1)

Pro forma net income	$24.8	$32.0	$17.5	$109.9	$31.3

Fairchild Semiconductor International, Inc.
Pro Forma Consolidated Statements of Operations
(In millions, except per share amounts)
(Unaudited)

	Three Months Ended			Twelve Months Ended
	December 26,	September 26,	December 28,	December 26,	December 28,
	2004	2004	2003	2004	2003
Pro forma total revenue	$379.4	$409.5	$369.2	$1,601.0	$1,401.3
Pro forma cost of sales	282.1	286.0	280.4	1,154.5	1,084.0

Pro forma gross profit	97.3	123.5	88.8	446.5	317.3

Operating expenses:
Research and development	19.7	20.6	19.0	82.0	74.8
Selling, general and administrative	44.1	46.1	37.7	176.0	149.9

Total pro forma operating expenses	63.8	66.7	56.7	258.0	224.7

Pro forma operating income	33.5	56.8	32.1	188.5	92.6
Interest expense, net	12.7	13.5	14.0	53.5	66.2

Pro forma income before income taxes	20.8	43.3	18.1	135.0	26.4
Pro forma provision (benefit) for income taxes	(4.0)	11.3	0.6	25.1	(4.9)

Pro forma net income	$24.8	$32.0	$17.5	$109.9	$31.3

Pro forma net income per common share:
Basic	$0.21	$0.27	$0.15	$0.92	$0.27

Diluted	$0.21	$0.26	$0.14	$0.89	$0.26

Weighted average common shares:
Basic	119.6	119.5	117.9	119.5	117.5

Diluted (1)	128.9	128.4	123.5	123.5	120.0

Pro forma consolidated statement of operations is presented because we use it as an additional measure of our operating performance. Pro forma net income and pro forma net income per share should not be considered as alternatives to net income, net income per share or other measures of consolidated operations and cash flow data prepared in accordance with accounting principles generally accepted in the United States of America, as indicators of our operating performance, or as alternatives to cash flow as a measure of liquidity.

Pro forma consolidated statements of operations are intended to present the Company’s operating results, excluding items described above, for the periods presented. During the three months ended December 26, 2004, September 26, 2004 and December 28, 2003 and the twelve months ended December 26, 2004 and December 28, 2003 the items included restructuring and impairment charges, distributor sales reserves associated with restructuring, purchased in-process research and development, inventory charges associated with restructuring, costs associated with the redemption of 10 3/8% notes, reserve for potential settlement losses, write-off of equity investments and amortization of acquisition-related intangibles.

(1) The diluted proforma net income per common share calculation for the three months ended September 26, 2004 and December 26, 2004 includes a reduction of $1.7 million in interest expense, net of tax, as if the company’s 5.0% convertible senior subordinated notes had been converted as of the beginning of the periods presented. Accordingly, the diluted weighted average common shares for the three months ended September 26, 2004 and December 26, 2004 include 6.7 million of common stock equivalents.

Fairchild Semiconductor International, Inc.
Consolidated Balance Sheets
(In millions)
(Unaudited)

	December 26,	September 26,	December 28,
	2004	2004	2003
ASSETS
Current assets:
Cash and cash equivalents	$548.1	$528.3	$531.1
Short-term marketable securities	20.3	22.4	15.8
Receivables, net	154.0	174.6	152.7
Inventories	253.9	246.4	221.5
Other current assets	54.8	69.5	62.9

Total current assets	1,031.1	1,041.2	984.0

Property, plant and equipment, net	664.1	655.5	622.7
Intangible assets, net	151.6	157.7	177.6
Goodwill	229.9	229.9	229.9
Long-term marketable securities	124.0	103.1	80.4
Other assets	179.8	161.5	163.9

Total assets	$2,308.5	$2,348.9	$2,258.5

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$3.3	$3.3	$3.3
Accounts payable	118.2	119.2	109.6
Accrued expenses and other current liabilities	169.1	152.3	134.8

Total current liabilities	290.6	274.8	247.7

Long-term debt, less current portion	845.2	846.1	848.6
Other liabilities	15.6	14.2	14.5

Total liabilities	1,151.4	1,135.1	1,110.8

Total stockholders’ equity	1,229.1	1,213.8	1,147.7

Total liabilities and stockholders’ equity	$2,380.5	$2,348.9	$2,258.5

Fairchild Semiconductor International, Inc.
Condensed Consolidated Statements of Cash Flows
(In millions)
(Unaudited)

	Twelve Months Ended
	December 26,	December 28,
	2004	2003
Cash flows from operating activities:
Net income (loss)	$59.2	$(81.5)
Adjustments to reconcile net income (loss) to cash provided by operating activities:
Depreciation and amortization	175.1	182.9
Non-cash Restructuring and impairments expense	0.4	31.2
Purchased in-process research and development	—	2.1
Other	4.4	(28.2)
Changes in operating assets and liabilities, net of acquisitions	5.6	19.8

Cash provided by operating activities	244.7	126.3

Cash flows from investing activities:
Capital expenditures	(190.3)	(136.3)
Acquisitions and divestitures, net of cash acquired	—	(9.5)
Purchase of marketable securities	(159.8)	(139.5)
Sale/maturity of marketable securities	106.6	74.5
Other	4.1	(2.0)

Cash used in investing activities	(239.4)	(212.8)

Cash flows from financing activities:
Repayment of long-term debt	(3.4)	(301.3)
Issuance of long-term debt	—	300.0
Proceeds from issuance of common stock and from exercise of stock options, net	24.0	16.0
Other	(8.9)	(15.4)

Cash provided by (used in) financing activities	11.7	(0.7)

Net change in cash and cash equivalents	17.0	(87.2)
Cash and cash equivalents at beginning of period	531.1	618.3

Cash and cash equivalents at end of period	$548.1	$531.1